EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-103801) dated March 13, 2003, Form S-3 (No. 333-175806) dated July 27, 2011, Form S-3 (No. 333-190072) dated July 22, 2013, Form S-3 (No. 333-190577) dated August 13, 2013 and From S-4 (No. 333-202224) dated March 9, 2015 of LCNB Corp. of our reports dated March 8, 2017 on the consolidated financial statements and internal control over financial reporting of LCNB Corp., which reports appear in this Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ BKD, LLP
BKD, LLP

Indianapolis, Indiana
March 8, 2017